Exhibit 99.1

FOR IMMEDIATE RELEASE

Ann Taylor Reports Increase in Second Quarter EPS

Company Reiterates Full-Year 2008 EPS Outlook

New York, NY, August 22, 2008 – AnnTaylor Stores Corporation (NYSE: ANN) today reported results for the second quarter of fiscal 2008, ended August 2, 2008. Diluted earnings per share, excluding costs associated with the Company’s previously-announced restructuring program, totaled $0.54, compared with earnings per diluted share of $0.51 in the second quarter of 2007. On a GAAP basis, including the aforementioned restructuring costs, which totaled $0.03 and $0.01 per diluted share in the second quarters of 2008 and 2007, respectively, earnings per diluted share were $0.51 in the second quarter of 2008, compared with earnings per diluted share of $0.50 in the second quarter of 2007.

Commenting on the results of the quarter, Ann Taylor President and Chief Executive Officer Kay Krill stated, “We delivered a very respectable second quarter performance, despite the impacts of significant macroeconomic softness and a deteriorating consumer environment, both of which continue to weigh on the retail sector. Our relentless focus on inventory management and expense control, along with our share repurchase program, enabled us to deliver earnings per share that exceeded year-ago.”

Ms. Krill continued, “Our focus in this difficult environment continues to be on managing the business prudently and investing in strengthening our brands to position the Company for success when the economy improves. We are highly focused on evolving and modernizing the Ann Taylor brand, maximizing the potential of LOFT, and growing our factory and internet channels. In terms of our outlook for the balance of the year, we expect conditions to remain challenging. To mitigate the anticipated softness in consumer spending, which is likely to continue to pressure our top line, we have planned our business accordingly, concentrating on managing our expenses and inventories. Thus, despite these challenges, we are reiterating our previous guidance of diluted earnings per share for the year to be in the range of $1.80-$1.90.”

Fiscal Second Quarter Results

Net sales in the second quarter of fiscal 2008 were $592.3 million, compared with net sales of $614.5 million in the second quarter of fiscal 2007. By division, net sales at Ann Taylor were $185.7 million in the second quarter of 2008, compared with net sales of $216.9 million in the second quarter of 2007. At LOFT, net sales were $299.1 million in the second quarter of 2008, compared with net sales of $310.0 million in the second quarter of 2007.

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Comparable store sales for the quarter declined 10.8% versus the prior year, with Ann Taylor down 14.3% and LOFT down 8.6%. This performance primarily reflected weak traffic across all divisions, particularly at Ann Taylor, as well as some softness in key in-store metrics.

Gross margin for the second quarter of 2008 was 52.4% of net sales, an improvement of 1.8 margin points versus the 50.6% reported in the year-ago period. This performance reflected successful inventory management and good margins at all divisions.

Total inventory per square foot at the end of the second quarter of 2008 was down 4% versus year-ago, primarily reflecting lower inventory in transit and total in-store inventory that was essentially even with year-ago. By division, in-store inventory on a per square foot basis at Ann Taylor, excluding Beauty, declined 9%. At LOFT, in-store inventory on a per square foot basis increased 3%, entirely due to earlier Fall receipts relative to the prior year.

Selling, general and administrative expenses for the second quarter of 2008 were up less than 1% to $261 million, or 44.0% of net sales, despite an 8% increase in the Company’s store base versus year-ago. This compares with selling, general and administrative expenses of $259 million, or 42.2% of net sales, for the second quarter of 2007. Tight management of expenses throughout the quarter and the benefit of ongoing restructuring program savings were essentially offset by the negative impact of deleveraging, planned investments behind the launch of LOFT Outlet and higher performance-based compensation expense.

During the second quarter of 2008, the Company recorded pre-tax restructuring charges totaling $3.1 million, reflecting $1.1 million in non-cash charges related to the additional write-down of assets associated with planned store closures and $2.0 million in cash charges related to planned store closures and other restructuring costs. On an after-tax basis, these restructuring charges totaled $2.0 million, or approximately $0.03 per diluted share, in the second quarter of 2008. In the second quarter of 2007, pre-tax restructuring charges totaled $0.9 million related to consulting services to support the launch of the program. On an after-tax basis, restructuring charges in the second quarter of 2007 totaled $0.5 million, or less than $0.01 per diluted share.

Operating income, excluding the aforementioned pre-tax restructuring charges, was $49.7 million in the second quarter of 2008, compared with operating income of $51.9 million in the second quarter of 2007. On a GAAP basis, including restructuring costs, operating income in the second quarter of 2008 was $46.5 million, compared with operating income of $51.0 million in the second quarter of 2007.

Net income, excluding the aforementioned after-tax restructuring charges, was $31.2 million, or $0.54 per diluted share, in the second quarter of 2008, compared with net income of $32.2 million, or $0.51 per diluted share, in the second quarter of 2007. The net income comparison benefited from a lower effective tax rate in the 2008 quarter, while the increase

ANNTAYLOR

in diluted earnings per share in the 2008 quarter also reflected the benefit of the Company’s share repurchase program. On a GAAP basis, including restructuring costs, net income in the second quarter of 2008 totaled $29.3 million, or $0.51 per diluted share, versus net income of $31.7 million, or $0.50 per diluted share, in the second quarter of 2007.

During the quarter, the Company opened nine LOFT stores and four Ann Taylor Factory stores. Additionally, the Company launched its new LOFT Outlet concept, with the opening of 10 stores in the second quarter. The Company closed two Ann Taylor stores and three LOFT stores during the quarter, as part of the store optimization component of the Company’s restructuring program. The total store count at the end of the quarter was 959, comprised of 345 Ann Taylor stores, 519 LOFT stores, 85 Ann Taylor Factory stores and 10 LOFT Outlet stores. For the year, the Company continues to expect to close 64 stores, as part of its strategic restructuring program, with 25 Ann Taylor stores planned for closure and 39 LOFT stores planned for closure.

The Company indicated that it currently expects to open 66 new stores in fiscal 2008, comprised of 25 LOFT stores, 23 Factory stores, 14 LOFT Outlet stores and four Ann Taylor stores.

During the second quarter of 2008, the Company repurchased approximately 2.6 million shares of its common stock, at an approximate cost of $66 million, bringing the total number of shares repurchased in the first six months of fiscal 2008 to 4.1 million, at an approximate cost of $101 million.

First-Half Fiscal 2008 Results

Net sales for the first six months of fiscal 2008 were $1,184 million, compared with net sales of $1,195 million in the first half of fiscal 2007. By division, net sales at Ann Taylor were $383.3 million in the first half of 2008, compared with net sales of $439.1 million in the first half of 2007. At LOFT, net sales were $594.1 million in the first half of 2008, compared with net sales of $584.2 million in the first half of 2007.

Comparable store sales for the first half of 2008 declined 7.7%, with a 12.8% decline at Ann Taylor and a 4.3% decline at LOFT.

Gross margin, as a percentage of net sales, increased 0.7 margin points to 52.8% in the first half of 2008. Selling, general and administrative expenses increased approximately 2% to $530.5 million in the first half of 2008, compared with $520.5 million in the first half of 2007.

ANNTAYLOR

During the first six months of 2008, the Company recorded pre-tax restructuring charges totaling $6.9 million, compared with $0.9 million in the first six months of 2007. On an after-tax basis, restructuring charges totaled $4.3 million, or $0.07 per diluted share, in the first six months of 2008, compared with restructuring charges of $0.5 million, or less than $0.01 per diluted share, in the first six months of 2007.

Excluding the aforementioned pre-tax restructuring costs, operating income in the first half of 2008 was $94.6 million, compared with operating income of $101.6 million in the first half of 2007. On a GAAP basis, including restructuring costs, operating income in the first half of 2008 was $87.7 million, compared with operating income of $100.7 million in the first half of 2007.

Net income, excluding the aforementioned after-tax restructuring charges, totaled $59.4 million, or $1.01 per diluted share, in the first six months of 2008, compared with net income of $63.7 million, or $0.97 per diluted share, for the first six months of 2007. On a GAAP basis, including restructuring costs, net income for the first half of 2008 was $55.1 million, or $0.94 per diluted share, compared with net income of $63.1 million, or $0.96 per diluted share, for the first half of 2007.

Second-Half Fiscal 2008 Outlook

The Company indicated that it has planned its second half conservatively and has positioned its inventories accordingly. The Company anticipates that it will continue to be successful managing inventories to maximize gross margin in what it expects will continue to be a difficult and uncertain macroeconomic environment. In addition, the Company expects to continue to benefit during the second half from cost reduction activities well underway. In this context, the Company expects second-half earnings per diluted share, excluding restructuring costs, to be in the range of $0.80 to $0.90, compared with earnings per diluted share, on the same basis, of $0.87 in the second half of 2007.

For the third quarter, the Company expects earnings per diluted share, excluding restructuring costs, to be in the range of $0.50 to $0.55. This outlook also incorporates the Company’s expectation for higher performance-based compensation expense versus year-ago and start-up costs associated with the launch of LOFT Outlet.

For the fourth quarter, the Company expects earnings per diluted share, excluding restructuring costs, to be in the range of $0.30 to $0.35, reflecting the factors noted above, as well as the benefit of a particularly tight inventory receipt plan focused on categories that have been trending well and that are expected to be strong for Holiday.

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Fiscal Year Outlook

The Company reiterated its guidance for earnings per diluted share in fiscal 2008, excluding restructuring costs, to be in the range of $1.80 to $1.90, based upon the following assumptions:

•	Total net sales flat to down slightly, with comparable store sales down in the mid-single-digits for the year.

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Total square footage growth of approximately 1%, driven by a significant increase in square footage for the factory channel, including LOFT Outlet, almost entirely offset by a decline in square footage at both Ann Taylor and LOFT.

•	Costs totaling approximately $10 million associated with the launch of LOFT Outlet.

•	Restructuring program savings of approximately $20 million to $25 million, excluding anticipated restructuring costs of approximately $10 million.

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Gross margin improvement expected for the year, with SG&A rate under pressure due to negative comps, costs associated with the launch of LOFT Outlet and an expected year-over-year increase in performance-based compensation.

•	Inventories down in the low- to mid-single digits, compared to the prior year.

•	Capital expenditures of approximately $125 million to $130 million.

•	Full-year effective tax rate expected to be 38.5%.

•	Continued repurchase of shares under the Company’s existing share repurchase authorization.

About Ann Taylor

Ann Taylor is one of the country’s leading women’s specialty retailers, operating 959 stores in 46 states, the District of Columbia and Puerto Rico, and also Online Stores at www.anntaylor.com and www.anntaylorLOFT.com as of August 2, 2008.

Contact:

Judith Pirro

Director, Investor Relations

Ann Taylor Stores Corporation

212-541-3300 ext. 3598

ANNTAYLOR

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. Forward-looking statements also include representations of the expectations or beliefs of the Company concerning future events that involve risks and uncertainties, including:

•	the Company’s ability to predict accurately client fashion preferences;

•	competitive influences and decline in the demand for merchandise offered by the Company;

•	the Company’s ability to successfully execute brand extensions and new concepts;

•	effectiveness of the Company’s brand awareness and marketing programs, and its ability to maintain the value of its brands;

•	the Company’s ability to secure and protect trademarks and other intellectual property rights in the United States and/or foreign countries;

•	general economic conditions, including the impact of higher fuel and energy prices, interest rates, a downturn in the retail industry or changes in levels of store traffic;

•	fluctuation in the value of the U.S. dollar against foreign currencies or restrictions on the transfer of funds;

•	fluctuation in the Company’s level of sales and earnings growth;

•	the Company’s ability to locate new store sites or negotiate favorable lease terms for additional stores or for the lease renewal or expansion of existing stores;

•	risks associated with the performance and operations of the Company’s Internet operations;

•	a significant change in the regulatory environment applicable to the Company’s business;

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risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints and the Company’s dependence on a single distribution facility;

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the uncertainties of sourcing associated with the current quota environment, including changes in sourcing patterns resulting from the elimination of quota on apparel products and the re-imposition of quotas in certain categories, and other possible trade law or import restrictions;

•	risks associated with the Company’s reliance on foreign sources of production, including financial or political instability in any of the countries in which the Company’s goods are manufactured;

•	risks associated with a failure by independent manufacturers to comply with the Company’s quality, product safety and social practices requirements;

•	the potential impact of natural disasters and public health concerns, particularly on the Company’s foreign sourcing offices and manufacturing operations of the Company’s vendors;

•	acts of war or terrorism in the United States or worldwide;

•	work stoppages, slowdowns or strikes;

•	the Company’s ability to hire, retain and train key personnel;

•	the Company’s ability to successfully upgrade and maintain its information systems, including adequate system security controls;

•	the Company’s ability to continue operations in accordance with its business continuity plan in the event of an interruption;

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the Company’s ability to achieve the results of its restructuring program, including the risk that the benefits expected from the restructuring program will not be achieved or may take longer to achieve than expected; and

•	changes in management’s assumptions and projections concerning costs and timing in execution of the restructuring program.

Further description of these risks and uncertainties and other important factors are set forth in the Company’s latest Annual Report on Form 10-K, including but not limited to Item 1A – Risk Factors and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company’s other filings with the SEC. Although these forward-looking statements reflect the Company’s current expectations concerning future events, actual results may differ materially from current expectations or historical results. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

ANNTAYLOR

ANNTAYLOR STORES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Quarters and Six Months Ended August 2, 2008 and August 4, 2007

(unaudited)

	Quarters Ended		Six Months Ended
	August 2, 2008	August 4, 2007	August 2, 2008	August 4, 2007
	(in thousands, except per share amounts)
Net sales	$592,315	$614,494	$1,183,978	$1,194,760
Cost of sales	282,113	303,441	558,851	572,711

Gross margin	310,202	311,053	625,127	622,049
Selling, general and administrative expenses	260,552	259,132	530,521	520,480
Restructuring and asset impairment charges	3,146	900	6,868	900

Operating income	46,504	51,021	87,738	100,669
Interest income	469	1,671	1,261	4,747
Interest expense	277	436	701	977

Income before income taxes	46,696	52,256	88,298	104,439
Income tax provision	17,446	20,564	33,151	41,292

Net income	$29,250	$31,692	$55,147	$63,147

Basic earnings per share of common stock	$0.51	$0.51	$0.94	$0.97

Weighted average shares outstanding	57,262	62,627	58,419	64,979
Diluted earnings per share of common stock	$0.51	$0.50	$0.94	$0.96

Weighted average shares outstanding, assuming dilution	57,583	63,379	58,735	65,892

Number of stores open at beginning of period	941	878	929	869
Number of stores opened during period	23	10	48	22
Number of stores closed during period	(5)	(1)	(18)	(4)
Number of stores open at end of period	959	887	959	887
Number of stores expanded/relocated during period *	3	4	8	6

Total store square footage at end of period (000’s)	5,609	5,179

*	Expanded stores are excluded from comparable store sales for the first year following expansion.

ANNTAYLOR

ANNTAYLOR STORES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

August 2, 2008, February 2, 2008 and August 4, 2007

(unaudited)

	August 2, 2008	February 2, 2008	August 4, 2007
	(in thousands)
Assets
Current assets
Cash and cash equivalents	$107,799	$134,025	$93,147
Short-term investments	—	9,110	21,224
Accounts receivable	22,825	16,944	22,609
Merchandise inventories	241,435	250,697	231,390
Deferred income taxes	28,012	29,161	25,583
Prepaid expenses and other current assets	68,542	67,954	52,886

Total current assets	468,613	507,891	446,839
Property and equipment, net	560,381	561,270	565,572
Goodwill	286,579	286,579	286,579
Deferred financing costs, net	1,446	288	470
Deferred income taxes	19,431	23,314	25,511
Other assets	14,812	14,413	10,440

Total assets	$1,351,262	$1,393,755	$1,335,411

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$109,390	$125,388	$93,821
Accrued salaries and bonus	25,406	13,000	11,269
Accrued tenancy	45,555	44,945	43,611
Gift certificates and merchandise credits redeemable	39,634	54,564	38,000
Accrued expenses and other current liabilities	89,936	74,979	86,936

Total current liabilities	309,921	312,876	273,637
Deferred lease costs	228,113	230,052	213,187
Deferred income taxes	1,765	1,960	1,349
Other liabilities	8,431	9,383	9,003

Commitments and contingencies

Stockholders’ equity
Common stock, $.0068 par value; 200,000,000 shares authorized; 82,425,971, 82,288,607 and 82,227,718 shares issued, respectively	560	560	559
Additional paid-in capital	786,462	781,048	771,139
Retained earnings	821,555	766,408	732,321
Accumulated other comprehensive loss	(3,824)	(3,460)	(2,339)

	1,604,753	1,544,556	1,501,680

Treasury stock, 25,350,343, 21,408,843 and 20,018,332 shares respectively, at cost	(801,721)	(705,072)	(663,445)

Total stockholders’ equity	803,032	839,484	838,235

Total liabilities and stockholders’ equity	$1,351,262	$1,393,755	$1,335,411